Exhibit 99.1

B2 Digital’s B2 Fighting Series Picks Up Momentum with Fresh String of Big MMA Events

The B2FS team showed up in 6 different states over 6 weeks, driving strong results and laying a foundation in 5 new markets

TAMPA, FL, March 22, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is pleased to update shareholders on the Company’s recent string of successful live B2 Fighting Series (“B2FS”) events, including six (6) new live B2FS MMA events over the past six weekends in six different states.

“The last two weekends – B2FS 151 in Olathe, Kansas and B2FS 152 in Summersville, West Virginia – have featured great crowds and big action-packed fights as momentum continues for the B2 Fighting Series,” stated Brandon ‘Hardrock’ Higdon, B2’s Matchmaker. “At B2FS 151 in Kansas, we saw Dylan Budka nail down his 2nd pro win with an exciting 9-second KO. Nicholas Meck moved to 3-0 as a pro with a hard-fought decision over the tough Dallas Jennings. But the biggest excitement of the night was reserved for our Main Event, which featured Hawaii’s Shojin Miki squaring off against Kendrick Latchman in the first fight of our Professional Flyweight Grand Prix. Miki survived a back-and-forth fight to win in exciting fashion with a second-round armbar.”

Higdon continued, “A week later, the B2 bus pulled into Summersville, West Virginia for B2FS 152, which featured a tremendous night of fights in front of a sold-out crowd at the Summersville Arena & Conference Center. The event saw Professional fighters Kyle Wright and Ilyaz Mamadaliyev secure their 2nd pro wins, while UFC veteran Dom Steele logged a decision victory on his path back to the big show. The highlight of the night came in the second round of our Pro Flyweight Grand Prix when Brian Hauser shocked the sold-out arena with a highlight-reel KO of a game Tevin Dyce following a back-and-forth slugfest.”

Over the six-fight span, five of the events were inaugural appearances in new venues. All of these events came in above the Company’s long-term average for total revenues in inaugural events in new markets.

“In the past month and a half, we have been to Missouri, Kentucky, Georgia, Mississippi, Kansas, and West Virginia, and we racked up some very nice numbers and treated brand new fans to a taste of the B2 Fighting Series,” stated Greg P. Bell, CEO and Founder of B2 Digital. “This has been an enormously productive stretch because we laid a foundation for future events in a number of new markets. We also saw further evidence of successful brand-building for the B2 Digital and B2FS brands – there’s nothing like pulling into a new town and being met with a big crowd that already knows our fighters and what to expect at a B2FS event.”

The B2 Fighting Series will be back in action this weekend at B2FS 153 (March 26) at the Dothan City Civic Center in Dothan, Alabama, and virtually at the Aquarium Casino in the Vegas City district in Decentraland (-140,127).

For those who missed out on any of the recent B2FS events, replays are now available to watch on the B2 Fighting Series OTT Apps: Apple TV and Amazon Fire.

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The Official B2 Training Facilities Network, which is comprised of ONE MORE Gym and Spartan Fitness. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

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The B2 Training Facilities segment operates primarily through its ONE More Gym brand and its Spartan Fitness Facilities brand. The Company currently operates five ONE More Gym locations, with plans to continue to scale up the B2 Training Facilities segment at a pace of 15 new locations over the next 3 years. Both ONE MORE Gym and Spartan Fitness locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC

Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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